                                                                   EXHIBIT 10.15



                                    AGREEMENT

                                       OF

                                   PARTNERSHIP

                                       OF

                          LAREDO CANDLE COMPANY L.L.P.



                                TABLE OF CONTENTS

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ARTICLE I
         GENERAL...................................................................1
         1.1      Formation........................................................1
         1.2      Name.............................................................1
         1.3      Purpose..........................................................1
         1.4      Term.............................................................2
         1.5      Principal Office of Partnership; Addresses of Partners...........2
                  (a)      Partnership Offices.....................................2
                  (b)      Addresses of Partners...................................2

ARTICLE II
         DEFINITIONS...............................................................2

ARTICLE III
         CAPITAL CONTRIBUTIONS AND ACCOUNTS........................................5
         3.1      Initial Capital Contributions....................................5
                  (a)      HIGI....................................................5
                  (b)      Miracle.................................................5
         3.2      Additional Capital Contributions.................................5
         3.3      Working Capital Loans and Other Credit Support...................6
                  (a)      Partnership Loans.......................................6
                  (b)      Contingent Liability....................................6
         3.4      Capital Accounts.................................................6
                  (a)      In General..............................................6
                  (b)      Negative Capital Accounts...............................9
                  (c)      Interest................................................9
                  (d)      No Withdrawal...........................................9
                  (e)      No Preemptive Rights....................................9

ARTICLE IV
         ALLOCATIONS OF PROFIT AND LOSS AND DISTRIBUTIONS.........................10
         4.1      General Allocations of Profits and Losses.......................10
                  (a)      General Allocations....................................10
                  (b)      Limitation on Loss Allocations.........................10



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     4.2      Distributions.............................................................10
              (a)      General..........................................................10
              (b)      Overriding Distribution..........................................11
              (c)      Withheld Amounts.................................................11
              (d)      Distributions in Liquidation of Partner's Partnership Interest...11
     4.3      Special Allocations of Profits and Losses.................................12
              (a)      Special Allocations..............................................12
              (b)      Curative Allocations.............................................13
              (c)      Tax Allocations:  Code Section 704(c)............................14
              (d)      Other Allocation Rules...........................................14

ARTICLE V
     MANAGEMENT.........................................................................15
     5.1      Management of the Partnership.............................................15
              (a)      Management Committee.............................................15
              (b)      Compensation.....................................................17
              (c)      Notices..........................................................17
     5.2      Managing Officers.........................................................17
              (a)      General..........................................................17
              (b)      Chairman.........................................................18
              (c)      President........................................................18
              (d)      Vice Presidents..................................................18
              (e)      Secretary and Assistant Secretaries..............................19
              (f)      Treasurer and Assistant Treasurers...............................19
     5.3      Contracts with Related Parties............................................20
     5.4      Time Devoted to Partnership...............................................20
     5.5      Other Businesses and Undertakings.........................................20
     5.6      Scope of Authority; Indemnification.......................................21
              (a)      Partners.........................................................21
              (b)      Management Committee, Officer, and Employee Indemnities..........21

ARTICLE VI
     SALE, TRANSFER, OR MORTGAGE........................................................23
     6.1      General...................................................................23
                       (a)      Transfer Restrictions and Procedures....................23
                       (b)      Distributions and Allocations in Respect of
                                        Transferred Partnership Interests...............24




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ARTICLE VII
     DEFAULT AND DISSOLUTION............................................................25
     7.1      Events of Default.........................................................25
     7.2      Causes of Termination or Dissolution......................................26
     7.3      Election of Non-Defaulter.................................................26
              (a)      Purchase of Defaulter's Interest.................................26
              (b)      Closing..........................................................27
              (c)      Election to Dissolve.............................................27
     7.4      Procedure in Dissolution and Liquidation..................................27
              (a)      Winding Up.......................................................27
              (b)      Management Rights During Winding Up..............................27
              (c)      Allocation of Profits and Losses.................................28
              (d)      Distributions in Liquidation.....................................28
              (e)      Non-Cash Assets..................................................28
     7.5      Disposition of Documents and Records......................................29

ARTICLE VIII
     APPRAISAL..........................................................................29

ARTICLE IX
     FINANCIAL MATTERS..................................................................30
     9.1      Books, Records, Accounting, and Reports...................................30
              (a)      Records and Accounting...........................................30
              (b)      Fiscal Year......................................................30

     9.2      Tax Matters...............................................................30
              (a)      Preparation of Tax Returns.......................................30
              (b)      Tax Elections....................................................30
              (c)      Tax Controversies................................................30




                                      -iii-


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ARTICLE X
         GENERAL PROVISIONS...........................................................31
         10.1     Addresses and Notices...............................................31
         10.2     Titles and Captions.................................................31
         10.3     Pronouns and Plurals................................................32
         10.4     Further Action......................................................32
         10.5     Binding Effect......................................................32
         10.6     Integration.........................................................32
         10.7     Creditors...........................................................32
         10.8     Waiver..............................................................32
         10.9     Counterparts........................................................32
         10.10    Applicable Law......................................................32
         10.11    Invalidity of Provisions............................................33
         10.12    Amendment...........................................................33
         10.13    Entire Agreement....................................................33
         10.14    Confidential Information............................................33





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THE PARTNERSHIP INTERESTS REPRESENTED BY THIS PARTNERSHIP AGREEMENT HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE PARTNERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.


                                    AGREEMENT

                                       OF

                                   PARTNERSHIP

                                       OF

                          LAREDO CANDLE COMPANY L.L.P.


         THIS AGREEMENT OF PARTNERSHIP is entered into by and among Home Interiors & Gifts, Inc., a Texas corporation, and Miracle Candle Company, a Texas corporation.

         Capitalized terms used in this Agreement are defined in Article II hereof.


                                    ARTICLE I
                                     GENERAL

         1.1 FORMATION. Subject to the provisions of this Agreement, the Partners hereby form the Partnership as a registered limited liability partnership pursuant to the provisions of the Texas Act, including Section 3.08 of the Texas Act. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Texas Act.

         1.2 NAME. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Laredo Candle Company L.L.P.

         1.3 PURPOSE. The purpose and business of the Partnership shall be to acquire, construct, and operate a candle manufacturing facility and to conduct any business or activity related thereto that may lawfully be conducted by a partnership organized pursuant to the Texas Act. Any or all of the foregoing activities may be conducted directly by the Partnership or indirectly through another partnership, joint venture, or other arrangement.

         1.4 TERM. The Partnership shall continue in existence until termination or dissolution of the Partnership in accordance with the provisions of Section 7.2 of this Agreement.

         1.5     PRINCIPAL OFFICE OF PARTNERSHIP; ADDRESSES OF PARTNERS.

                 (a) Partnership Offices. The principal office of the Partnership shall be 4550 Spring Valley Road, Dallas, Texas 75244 or such other place as the Management Committee may from time to time designate. The Partnership may maintain offices at such other place or places as the Management Committee deems advisable.

                 (b) Addresses of Partners. The address of each Partner shall be the address of such Partner appearing on the books of the Partnership from time to time, as provided for in Section 10.1 of this Agreement.


                                   ARTICLE II
                                   DEFINITIONS

         The following definitions shall apply to the terms used in this Agreement, unless otherwise clearly indicated to the contrary in this Agreement.

         "Additional Capital Contributions" has the meaning set forth in
Section 3.2.

         "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments: (a) any amounts that such Partner is, or is deemed to be, obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, the penultimate sentence of Section 1.704-2(g)(1) of the Regulations, or the penultimate sentence of Section 1.704-2(i)(5) of the Regulations, shall be credited to such Capital Account; and (b) the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations shall be debited to such Capital Account. For these purposes, no Partner who has an unconditional obligation to restore any deficit balance in his Capital Account in accordance with the requirements of Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations shall have an Adjusted Capital Account Deficit. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.





                                      -2-
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         "Agreement" means this Agreement of Partnership, as it may be amended, supplemented, or restated from time to time.

         "Book Depreciation" means for any asset for any fiscal year or other period an amount that bears the same ratio to the Gross Asset Value of that asset at the beginning of such fiscal year or other period as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such year or other period. If the federal income tax depreciation, amortization, or other cost recovery deduction allowable for any asset for such year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

         "Capital Account" means the capital account maintained for a Partner pursuant to Section 3.4.

         "Capital Contribution" means any asset or property of any nature contributed by a Partner to the Partnership pursuant to the provisions of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Commencement Date" means the date of execution of this Agreement by the Partners.

         "Damages" has the meaning set forth in Section 5.6(a)(i).

         "Defaulter" has the meaning set forth in Section 7.3(a).

         "Event of Default" has the meaning set forth in Section 7.1(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor to such statute.

         "Gross Asset Value" has the meaning set forth in Section 3.4(a)(iii).

         "HIGI" means Home Interiors & Gifts, Inc., a Texas corporation, and any Person that shall succeed to the entire interest of such corporation as a partner of the Partnership in accordance with the provisions of this Agreement.

         "Indemnified Person" has the meaning set forth in Section 5.6(b).

         "Initiating Partner" has the meaning set forth in Section 6.1(a)(i).





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         "Losses" has the meaning set forth in Section 3.4(a)(ii).

         "Management Committee" has the meaning set forth in Section 5.1(a).

         "Miracle" means Miracle Candle Company, a Texas corporation, and any Person that shall succeed to the entire interest of such corporation as a partner of the Partnership in accordance with the provisions of this Agreement.

         "Non-Defaulter" has the meaning set forth in Section 7.3(a).

         "Partner" means HIGI or Miracle. "Partners" means HIGI and Miracle, collectively.

         "Partner Minimum Gain" means partnership minimum gain attributable to partner nonrecourse debt as determined under the rules of Section 1.704-2(i) of the Regulations.

         "Partner Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

         "Partnership" means the registered limited liability partnership established pursuant to this Agreement.

         "Partnership Interest" means the interest acquired by a Partner in the Partnership, including the Partner's right: (a) to its allocable share of the Profits, Losses, deductions, and credits of the Partnership, (b) to its distributive share of the assets of the Partnership, (c) to vote on those matters described in this Agreement, and (d) to participate in the management and operation of the Partnership.

         "Partnership Loans" has the meaning set forth in Section 3.3(a).

         "Partnership Minimum Gain" has the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

         "Percentage Interest" means the percentage set forth opposite each Partner's name on Exhibit A to this Agreement, as such Exhibit may be amended from time to time in accordance with this Agreement.

         "Person" means an individual or a corporation, partnership, trust, estate, unincorporated organization, association, or other entity.

         "Profits" has the meaning set forth in Section 3.4(a)(ii).





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         "Receiving Partner" has the meaning set forth in Section 6.1(a)(i).

         "Regulations" means the Department of Treasury Regulations promulgated under the Code, whether proposed, temporary, or final, as amended and in effect (including corresponding provisions of succeeding regulations).

         "Regulatory Allocations" has the meaning set forth in Section 4.3(b).

         "Response Notice" has the meaning set forth in Section 6.1(a)(ii).

         "Securities Act" means the Securities Act of 1933, as amended, and any successor to such statute.

         "Texas Act" means the Texas Revised Partnership Act, Article 6132b of Title 105 of the Texas Civil Statutes, as it may be amended from time to time, and any successor to such statute.

         "Transfer Notice" has the meaning set forth in Section 6.1(a)(i).


                                   ARTICLE III
                       CAPITAL CONTRIBUTIONS AND ACCOUNTS

         3.1     INITIAL CAPITAL CONTRIBUTIONS.

                 (a) HIGI. On the Commencement Date, HIGI shall contribute to the Partnership the property described opposite HIGI's name in Exhibit B hereto. The Partners acknowledge and agree that the Gross Asset Value of such contributions is as set forth in Exhibit B hereto.

                 (b) Miracle. On the Commencement Date, Miracle shall contribute to the Partnership the property described opposite Miracle's name in Exhibit B hereto. The Partners acknowledge and agree that the Gross Asset Value of such contributions is as set forth in Exhibit B hereto.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as otherwise agreed by the Partners, each Partner shall be required to contribute to the Partnership as a contribution to capital in addition to the initial capital contributions described in Section 3.1, cash necessary to fund the working capital or other cash requirements of the Partnership as determined by the Management Committee (the "Additional Contributions"). The Additional Contributions of the Partners shall be made in proportion to their respective Percentage Interests. This obligation to make Additional Contributions shall not be considered an asset of the Partnership and shall not be for the benefit of any creditor of the Partnership.





                                      -5-
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         3.3     WORKING CAPITAL LOANS AND OTHER CREDIT SUPPORT.

                 (a) Partnership Loans. The Partners may agree from time to time to make loans to the Partnership which in each such case shall be in proportion to their Percentage Interests (the "Partnership Loans"). All Partnership Loans shall be made on not less than five days' prior written request to the Partners by the Partnership. Partnership Loans shall not be construed as contributions to the capital of the Partnership and shall not affect the Partners' Capital Accounts. Partnership Loans shall be due and payable, unless extended by agreement of the Partners, within one year from the date made. Partnership Loans shall be evidenced by written promissory notes and shall bear interest on a quarterly basis at a rate equal to the higher of
(x) the base rate paid by HIGI under its principal bank credit agreement or (y) the prime rate of Nationsbank, N.A. (or its successor) plus 1%, in effect on the first day of each calendar quarter (but in no event to exceed the maximum rate permitted by law).

                 (b) Contingent Liability. To the extent that the operations of the Partnership require that the Partners guarantee, endorse, or otherwise become contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment to, to supply funds to, or otherwise assure a creditor against loss) any debt, obligation, or other liability of the Partnership, such contingent liability shall be assumed severally by the Partners, pro rata in accordance with their Percentage Interests and on equivalent terms. The Partners shall be subrogated to the rights of the applicable creditor or creditors of the Partnership in respect of any payments pursuant to such liability. No such payment shall be construed as a Capital Contribution nor shall any such payment affect the Partners' Capital Accounts.

         3.4     CAPITAL ACCOUNTS.

                 (a)      In General.

                          (i)  The Partnership shall maintain for each Partner
a separate Capital Account in accordance with this Section 3.4(a), which shall control the division of assets upon liquidation of the Partnership to the extent provided in Section 7.4(d). Each Capital Account shall be maintained in accordance with the following provisions:

                                  (A)      The Capital Account shall be
         increased by the amount of cash and the Gross Asset Value of any other Capital Contributions made by a Partner to the Partnership pursuant to this Agreement, by the Partner's allocable share of Profits and any item of income or gain specially allocated to the Partner pursuant to
         Section 4.3(a) or 4.3(b), and by the amount of any Partnership liabilities assumed by the Partner or that are secured by any property distributed to the Partner.





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                                  (B)     The Capital Account shall be decreased
         by the amount of cash and the Gross Asset Value of any other property distributed to the Partner pursuant to this Agreement, by the Partner's allocable share of Losses and any items of expense or loss specially allocated to the Partner pursuant to Section 4.3(a) or 4.3(b), and by the amount of any liabilities of the Partner assumed by the Partnership or any liabilities secured by any property contributed by the Partner to the Partnership.

                                  (C)     If all or a portion of a Partnership
         Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account relates to the transferred Partnership Interest.

                                  (D)     The principal amount of a promissory
         note that is not readily traded on an established securities market and that is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until and to the extent that principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

                          (ii)  "Profits" and "Losses" mean, for each fiscal
year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments for such fiscal year or other period:

                                  (A)     Income of the Partnership that is
         exempt from federal income tax as described in Section 705(a)(1)(B) of the Code, and not otherwise taken into account in computing Profits and Losses, shall be added to such taxable income or loss as if it were taxable income.

                                  (B)     Any expenditures of the Partnership
         described in Section 705(a)(2)(B) of the Code, or treated as expenditures under Section 705(a)(2)(B) of the Code pursuant to
         Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss as if such expenditures were deductible items.





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                                  (C)      If the Gross Asset Value of any
         Partnership asset is adjusted pursuant to this Agreement, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing such taxable income or loss.

                                  (D)      Gain or loss resulting from any
         disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from the Gross Asset Value of the property.

                                  (E)      In lieu of the deduction for
         depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such fiscal year or other period.

                                  (F)      Notwithstanding any other provision
         of this Agreement, any items that are specially allocated pursuant to
         Section 4.3(a) or Section 4.3(b) shall not be taken into account as taxable income or loss for purposes of computing Profits and Losses.

If the Partnership's taxable income or taxable loss for the year or period, as adjusted pursuant to subparagraphs (A)-(F) above, is a positive amount, that amount shall be the Partnership's Profit for such fiscal year or other period; and if negative, that amount shall be the Partnership's Loss for such fiscal year or other period.

                          (iii)   "Gross Asset Value" means, for any asset, the
asset's adjusted basis for federal income tax purposes, except as set forth below:

                                  (A)      The initial Gross Asset Value of any
         asset contributed by a Partner to the Partnership shall be the gross fair market value of the asset on the date of contribution, as determined by the Management Committee.

                                  (B)      The Gross Asset Values of all
         Partnership assets shall be adjusted to equal their gross fair market values, as determined by the Management Committee, as of the following times: (1) the contribution of more than a de minimis amount of money or other property to the Partnership as a Capital Contribution by a new or existing Partner, or the distribution by the Partnership to a retiring or continuing Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; or (2) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.





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                                  (C)     The Gross Asset Value of any
         Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the Management Committee.

                                  (D)      The Gross Asset Values of any
         Partnership asset shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Section 1.704-1(b) (2)(iv)(m) of the Regulations and Section 4.3(a)(iv) provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 3.4(a)(iii)(D) to the extent the Management Committee determines that an adjustment pursuant to Section 3.4(a)(iii)(B) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.4(a)(iii)(D).

                                  (E)      If the Gross Asset Value of an asset
         has been determined or adjusted pursuant to Section 3.4(a)(iii)(A), 3.4(a)(iii)(B), or 3.4(a)(iii)(D), such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                 (b) Negative Capital Accounts. If any Partner has a negative balance in its Capital Account on the date of the liquidation of such Partner's "interest in the partnership" (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations) after taking into account allocations of Profits, Losses, and other items of income, gain, loss, deduction or credit, and distributions of cash or property (in each case as provided in this Article III or Article IV), that Partner shall contribute to the Partnership an amount of cash equal to (but in no event will it be obligated to contribute more than) the negative balance in the Partner's Capital Account. Any amount contributed by a Partner shall be paid to the creditors of the Partnership or distributed to the other Partners, in either case as provided in Section 7.4(d). Any Capital Contribution required hereunder shall be made on or before the later of
(i) the end of the taxable year of the Partnership in which such Partner's Partnership Interest is liquidated, or (ii) the 90th day following the date of such liquidation.

                 (c) Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Capital Accounts.

                 (d) No Withdrawal. No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Section
4.2 and Article VII.

                 (e) No Preemptive Rights. No Partner shall have any preemptive, preferential, or other right with respect to (i) additional Capital Contributions; (ii) issuance or sale of Partnership Interests; (iii) issuance of any obligations, evidences of indebtedness, or other securities of the

Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such Partnership Interests; (iv) issuance of any right to, subscription to, or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (v) issuance or sale of any other securities that may be issued or sold by the Partnership.

                                   ARTICLE IV
                ALLOCATIONS OF PROFIT AND LOSS AND DISTRIBUTIONS

         4.1     GENERAL ALLOCATIONS OF PROFITS AND LOSSES.

                 (a) General Allocations. After giving effect to the allocations set forth in Sections 4.3(a) and 4.3(b) of this Agreement, Profits and Losses for any fiscal year or other period shall be allocated as follows:

                          (i)  Profits.  Profits shall be allocated to
the Partners in proportion to their Percentage Interests.

                          (ii)  Losses. Subject to the limitation in Section
4.1(b), Losses shall be allocated to the Partners in proportion to their Percentage Interests.

                 (b) Limitation on Loss Allocations. The aggregate amount of Losses allocated pursuant to Section 4.1(a) hereof and the next sentence of this Section 4.1(b) to any Partner for any fiscal year shall not exceed the maximum amount of Losses that may be allocated to such Partner without causing such Partner to have an Adjusted Capital Account Deficit at the end of such fiscal year. All Losses in excess of the limitation in this Section 4.1(b) with respect to any Partner shall be allocated solely to the other Partners in proportion to their Percentage Interests. If no other Partner may receive an additional allocation of Losses pursuant to this Section 4.1(b), such additional Losses not allocated pursuant to Section 4.1(a) of this Agreement or the preceding sentence shall be allocated solely to those Partners that bear the economic risk for such additional Losses within the meaning of Section 704(b) of the Code and the Regulations thereunder. If it is necessary to allocate Losses under the preceding sentence, the Management Committee shall determine those Partners that bear the economic risk for such additional Losses.

         4.2     DISTRIBUTIONS.

                 (a) General. The Management Committee shall review the Partnership's available cash at the end of each calendar quarter to determine whether distributions are appropriate. The Management Committee may make such distributions as it may determine in its sole discretion, without being limited to current or accumulated income or gains, but no such distribution shall be made out of funds required to make current payments on Partnership indebtedness and no distributions of Partnership property (other than cash) shall be made to any Partner except as otherwise provided in Section 7.4(e). Except to the extent Section 7.4(d) is applicable, all distributions pursuant to this Section 4.2 shall be made in proportion to the Partners' Percentage Interests.

                 (b) Overriding Distribution. Notwithstanding the provisions of (a) above, if at any time distributions to a Partner would create or increase an Adjusted Capital Account Deficit and if another Partner has a positive Capital Account balance [after such Adjusted Capital Account Deficit and Capital Account balances have been adjusted to reflect the allocation of Profits and Losses pursuant to this Article IV, taking into account interim Profits and Losses (determined using such accounting methods as shall be selected by HIGI) for the period ending on or before such distribution], such cash flow shall be distributed first to the Partner having a positive Capital Account balance in an amount equal to such positive balance, and the remaining cash, if any, shall be distributed in accordance with Section 4.2(a).

                 (c) Withheld Amounts. Notwithstanding any other provision of this Section 4.2 to the contrary, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership with respect to the Partner as a result of the Partner's participation in the Partnership; and if and to the extent that the Partnership shall be required to withhold or pay any such taxes, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution with respect to such Partner's Partnership Interest to the extent that the Partner (or any successor to such Partner's Partnership Interest) is then entitled to receive a distribution. To the extent that the aggregate amount of such payments to a Partner for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a loan from the Partnership to such Partner. Such loan shall bear interest (which interest shall be treated as an item of income to the Partnership) at the lesser of the maximum rate permitted by law and the rate of interest per annum most recently established by Nationsbank, N.A. (or its successor) as such bank's general reference rate of interest (which rate may or may not be the lowest rate of interest then charged by such bank), as determined hereunder from time to time, until discharged by such Partner by repayment, which may be made in the sole discretion of the Management Committee out of distributions to which such Partner would otherwise be subsequently entitled. Any withholdings authorized by this Section 4.2(c) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Management Committee shall have received an opinion of counsel or other evidence satisfactory to the Management Committee to the effect that a lower rate is applicable, or that no withholding is applicable.

                 (d) Distributions in Liquidation of Partner's Partnership Interest. For purposes of this Agreement, a liquidation of a Partner's Partnership Interest means the termination of the Partner's entire Partnership Interest other than in connection with the dissolution, winding up, and termination of the Partnership. Where a Partner's Partnership Interest is to be liquidated by a series of distributions, the Partnership Interest shall not be considered as liquidated until the final distribution has been made. If a Partner's Partnership Interest is to be liquidated, liquidating distributions shall be made in accordance with the positive Capital Account balance of that Partner (as determined after taking into account all Capital Account adjustments with respect to that Partner's Partnership Interest for the taxable year during which the liquidation occurs, as determined by the Management Committee in accordance with Section 706 of the Code). A distribution in liquidation of a Partner's Partnership Interest shall be made by the end of the taxable year in which such liquidation occurs, or, if later, within 90 days after the Partner's Partnership Interest is liquidated.

         4.3     SPECIAL ALLOCATIONS OF PROFITS AND LOSSES.

                 (a)      Special Allocations.

                          (i)     Minimum Gain Chargeback--Partnership
Nonrecourse Liabilities. If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) to the Partners in the amounts and manner described in Section 1.704-2(f) of the Regulations. This Section 4.3(a)(i) is intended to comply with the minimum gain chargeback requirement (set forth in Section 1.704-2(f) of the Regulations) relating to Partnership nonrecourse liabilities (as defined in Section 1.704-2(b)(3) of the Regulations) and shall be so interpreted.

                          (ii)    Minimum Gain Chargeback--Partner Nonrecourse
Debt. If there is a net decrease in Partner Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) to those Partners who had a share of the Partner Minimum Gain (determined pursuant to Section 1.704-2(i)(5) of the Regulations) in the amounts and manner described in Section 1.704-2(i)(4) of the Regulations. This
Section 4.3(a)(ii) is intended to comply with the minimum gain chargeback requirement (set forth in Section 1.704-2(i)(4) of the Regulations) relating to partner nonrecourse debt (as defined in Section 1.704-2(b)(4) of the Regulations) and shall be so interpreted.

                          (iii)   Qualified Income Offset.  If any Partner has
an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated (on a gross basis) to each such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(a)(iii) shall be made only if and to the extent that a Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(a)(iii) were not a part of this Agreement. This Section 4.3(a)(iii) is intended to constitute a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be so interpreted.

                          (iv)    Gross Income Allocation.  If any Partner has
a deficit Capital Account at the end of any fiscal year, and such deficit Capital Account is in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to any provisions of this Agreement and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(a)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in Sections 4.1 and 4.3 have been made as if Section 4.3(a)(iii) and this Section 4.3(a)(iv) were not a part of the Agreement.

                          (v)     Basis Adjustments.  To the extent an
adjustment to the adjusted tax basis of any Partnership asset pursuant to
Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                          (vi)    Nonrecourse Deductions.  Partner Nonrecourse
Deductions shall be allocated in accordance with Section 1.704-2(i)(l) of the Regulations to the Partner who bears the economic risk of loss with respect to such deductions.

                          (vii)   Allocation of Proceeds of Nonrecourse
Liability. The determination of whether any distribution by the Partnership is allocable to the proceeds of a nonrecourse liability of the Partnership shall be made by the Management Committee under any reasonable method that complies with Section 1.704-2(h) of the Regulations.

                 (b) Curative Allocations. The allocations set forth in Sections 4.1(b) and 4.3(a) (the "Regulatory Allocations") are intended to comply with certain requirements of Section 1.704-1(b) of the Regulations. The Partners hereby acknowledge and agree that the Regulatory Allocations may not be consistent with the manner in which the Partners intend to make Partnership distributions. Accordingly, the Management Committee is hereby authorized and directed to make other allocations of Profit, Loss, or Book Depreciation among the Partners in any reasonable manner that the Management Committee deems appropriate, in its sole discretion, so as to prevent the Regulatory Allocations from distorting the manner in which the Partnership distributions would otherwise be divided among the Partners pursuant to Sections 4.2, 7.4(d) and 7.4(e). In general, the Partners anticipate that this will be accomplished by specially allocating other Profits, Losses, or Book Depreciation among the Partners so that, after such offsetting special allocations are made, the amount of each Partner's Capital Account will be, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items had been allocated to the Partners solely pursuant to Section 4.1(a).

                 (c) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and the initial Gross Asset Value of such property (determined in accordance with Section 3.4(a)(iii)(A) hereof). In accordance with the requirements of Section 1.704-1(b)(4)(i) of the Regulations, if the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 3.4(a)(iii)(B), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value of such asset in the same manner as such variations are taken into account under Section 704(c) of the Code and the Regulations thereunder with respect to property contributed to the Partnership. Any elections or other decisions relating to such allocation shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.3(c) are solely for purposes of federal, state, and local taxes and shall not affect or be taken into account in computing any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to this Agreement.

                 (d)      Other Allocation Rules.

                          (i)     For purposes of determining the Profits,
Losses, or any other item allocable to any period (including periods before and after the admission of a new Partner), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined and allocated by the Management Committee using any permissible method under
Section 706 of the Code and the Regulations thereunder.

                          (ii)    For federal income tax purposes, every item
of income, gain, loss, and deduction shall be allocated among the Partners in accordance with the allocations under Sections 4.1, 4.3(a), 4.3(b), and 4.3(c).

                          (iii)   The Partners are aware of the income tax
consequences of the allocations made by this Section 4.3 and Section 4.1 and hereby agree to be bound by the provisions of this Section 4.3 and Section 4.1 in reporting their shares of Partnership income and loss for income tax purposes.

                          (iv)    To the extent permissible under Section 704
of the Code and the Regulations thereunder, in making allocations provided for in this Section 4.3 and Section 4.1, ordinary income realized by the Partnership from recapture of previously reported deductions shall be allocated to those Partners (or their successors in interest) to whom such deductions were originally allocated and in proportion to such original allocations. Any obligation relating to the recapture of previously reported credits shall be allocated to those Partners (or their successors in interest) to whom such credits were originally allocated and in proportion to such original allocations.

                          (v)     It is intended that the allocations in
Sections 4.1, 4.3(a), 4.3(b), and 4.3(c) effect an allocation for federal income tax purposes consistent with Section 704 of the Code and comply with any limitations or restrictions therein. The Management Committee shall have complete discretion to make the allocations pursuant to this Section 4.3 and
Section 4.1 in any reasonable manner consistent with Section 704 of the Code and to amend the provisions of this Agreement as appropriate to comply with the Regulations promulgated under Section 704 of the Code, if in the opinion of counsel to the Partnership, such an amendment is advisable to reflect allocations among the Partners consistent with those Regulations.

                          (vi)    The Partners agree that their Percentage
Interests represent their interests in Partnership profits for purposes of allocating excess nonrecourse liabilities pursuant to Section 1.752-3(a)(3) of the Regulations.

                                   ARTICLE V
                                   MANAGEMENT

         5.1     MANAGEMENT OF THE PARTNERSHIP.

                 (a)      Management Committee.

                          (i)     The management and control of the business
and affairs of the Partnership shall be vested in the Partners, who shall exercise such management and control solely through and by virtue of their selection of a management committee (the "Management Committee"). Except as expressly provided herein to the contrary, all decisions with respect to the management and control of the Partnership that are duly authorized by the Management Committee shall be binding on the Partnership and each of the Partners, and no Partner shall have any right or authority to participate in the management and control of the Partnership other than through the Management Committee, except as expressly provided otherwise in this Agreement. The Management Committee shall be composed of three representatives of HIGI and two representatives of Miracle. The initial members of the Management Committee are as follows:


                 HIGI Representatives:                 Donald J. Carter, Jr.
                                                       Leonard A. Robertson
                                                       Jim Livingston

                 Miracle Representatives:              Jorge Garcia
                                                       Richard Garcia

                 Each Partner shall have complete discretion with respect to the designation of its representatives on the Management Committee and any change in such representatives shall become effective upon receipt of written notice thereof by the Partnership and the other Partner.

                          (ii)    A majority of the entire Management Committee
shall constitute a quorum for the transaction of business or any specified item of business, except that a quorum shall not exist at any meeting unless at least one representative of each Partner is present at the commencement of such meeting. If a quorum shall not be present at any meeting of the Management Committee, the members thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                          (iii)   Except as otherwise provided in subparagraph
(v) of this Section 5.1(a), the Management Committee shall act at meetings thereof duly convened and held as provided in this Agreement. The vote of a majority of the members of the Management Committee present at the time of the vote, if a quorum is present at such time, shall be the act of the Management Committee.

                          (iv)    Any one or more members of the Management
Committee may participate in a meeting thereof by means of conference telephone or similar communications equipment allowing all individuals participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting. Any individual appointed by a Partner to serve as a member of the Management Committee may, by an instrument in writing, in such form as the members of the Management Committee may determine, authorize another individual (including another member of the Management Committee) as such individual's proxy to act for such member at any meeting or meetings or by written consent and to vote on behalf of such member; provided, however, that unless otherwise specified in the written authorization, such proxy shall be authorized to act for such member only at a single, specified meeting of the Management Committee, including any adjournment or adjournments thereof. Any individual authorized to serve as a proxy for a member shall have a vote on any matter submitted to the Management Committee equal to the vote of the member for whom such proxy is authorized to serve.

                          (v)     Any action required or permitted by this
Agreement to be taken by the Management Committee may be taken if a majority of the members of the Management Committee consent in writing to the adoption of a resolution authorizing the action. Such resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Management Committee.

                          (vi)    The Management Committee may hold meetings,
both regular and special, either within or without the State of Texas.

                          (vi)    Regular meetings of the Management Committee
may be held without notice at such time and at such place as shall from time to time be determined by the Management Committee.

                          (vii)   Special meetings of the Management Committee
may be called by the Chairman or the President, or by the Chairman or the President or Secretary on the written request of either Partner, on two days' prior notice to each member of the Management Committee.

                 (b) Compensation. Unless otherwise agreed to by the Partners, the members of the Management Committee shall not be entitled to compensation for their services as such. The members of the Management Committee may be paid their expenses, if any, of attendance at each meeting of the Management Committee. No such payment shall preclude any member from serving the Partnership in any other capacity and receiving compensation therefor.

                 (c)      Notices.

                          (i)     Whenever, under the provisions of this
Agreement, notice is required to be given to any member of the Management Committee, such notice may be given in writing, (1) by delivery in person, (2) by telecopy or (3) by mail, addressed to such member, at his address as it appears on the records of the Partnership, with postage thereon prepaid. Notices delivered in person shall be deemed given upon receipt, notices delivered by telecopy shall be deemed given upon receipt of the confirmation and notices delivered by mail shall be deemed to be given three business days after the same shall be deposited in the United States mail.

                          (ii)    Whenever notice is required to be given under
the provisions of this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

         5.2     MANAGING OFFICERS.

                 (a)      General.

                          (i)     The Partnership shall have officers for
purposes of the day-to-day administration of the business of the Partnership. The officers of the Partnership shall be chosen by the Management Committee, and shall be a Chairman, a President, a Vice President, a Secretary and a Treasurer. Other than the Chairman and the President, it shall not be necessary for officers of the Partnership to be members of the Management Committee. The Management Committee may also choose additional Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same individual.

                          (ii)    The Management Committee may appoint such
other officers and agents as it shall deem necessary, each of whom shall hold office for such term and shall exercise such powers and perform such duties as shall be determined from time to time by the Management Committee.

                          (iii)   The compensation, if any, of all officers of
the Partnership shall be fixed by the Management Committee, which compensation shall be an expense of the Partnership.

                          (iv)    The officers of the Partnership shall hold
office until their successors are chosen and qualify. Any officer may be removed at any time by the Management Committee. Any vacancy occurring in any office of the Partnership shall be filled by the Management Committee.

                 (b) Chairman. The Chairman shall be the chief executive officer of the Partnership and shall preside at all meetings of the Management Committee and do and perform such other duties and have such other powers as the Management Committee may from time to time prescribe. The Chairman's office shall be held by a representative of HIGI unless otherwise agreed by the Partners.

                 (c) President. The President shall be the chief executive officer of the Partnership (unless there is a Chairman, in which case the President shall be the chief operating officer), shall preside at all meetings of the Management Committee if the office of Chairman shall be vacant or at any such meetings from which the Chairman is absent, shall have general and active management of the business of the Partnership, shall ensure that all orders and resolutions of the Management Committee are implemented, and shall perform such other duties and have such other powers as the Management Committee or the Chairman may from time to time prescribe. The President's office shall be held by a representative of HIGI unless otherwise agreed by the Partners.

                 (d) Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the members of the Management Committee, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Management Committee or the President may from time to time prescribe.

                 (e)      Secretary and Assistant Secretaries.

                          (i)     The Secretary shall attend all meetings of
the Management Committee and record all the proceedings of such meetings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all special meetings of the Management Committee, and shall perform such other duties and have such other powers as the Management Committee, the Chairman or the President may from time to time prescribe.

                          (ii)    The Assistant Secretary, or if there be more
than one, the Assistant Secretaries, in the order determined by the Management Committee (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Management Committee, the President, or the Secretary may from time to time prescribe.

                 (f)      Treasurer and Assistant Treasurers.

                          (i)     The Treasurer shall have the custody of
Partnership funds and securities and shall deposit all moneys and other valuable effects in the name and to the credit of the Partnership in such depositories as may be designated by the Management Committee.

                          (ii)    The Treasurer shall disburse funds of the
Partnership as ordered by or on behalf of the Management Committee, taking proper vouchers for each disbursements, and shall render to the President and the Management Committee, at the Management Committee's regular meetings, or when the Management Committee so requires, an account of all his transactions as Treasurer and of the financial condition of the Partnership.

                          (iii)   If required by the Management Committee, the
Treasurer shall give the Partnership a bond, in such sum and with such surety or sureties as shall be satisfactory to the Management Committee, for the faithful performance of the duties of his office and for the restoration to the Partnership, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Partnership.

                          (iv)    The Assistant Treasurer, or if there shall be
more than one, the Assistant Treasurers in the order determined by the Management Committee (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Management Committee, the President, or the Treasurer may from time to time prescribe.

         5.3 CONTRACTS WITH RELATED PARTIES. Services, if any, rendered to the Partnership by a Partner (or Affiliate of such Partner) shall not constitute a Capital Contribution and shall not be reimbursable by the Partnership except as specifically provided in this Section 5.3, or as otherwise agreed by the Partners. Goods supplied and services rendered by the Partnership to any Partner or its Affiliates shall not be deemed a return of capital to such Partner. The Partnership shall purchase goods or services from, or provide goods or services to, or borrow funds from, any Partners or their Affiliates only pursuant to a written agreement containing terms approved by the Management Committee which are no less favorable to the Partnership than could be obtained form an unaffiliated Person on an arms-length basis.

         5.4 TIME DEVOTED TO PARTNERSHIP. The Partners shall, and shall cause their respective representatives on the Management Committee to, devote such time to the Partnership as is reasonably necessary to carry out the provisions of this Agreement. The Partners recognize and agree that HIGI has no experience or expertise in the design, acquisition, construction, or operation of a candle manufacturing facility and is entering into this Agreement based on the representations made to it by Miracle that Miracle has such experience and expertise. Accordingly, Miracle shall be solely responsible for advising the Partnership with respect to the design, acquisition, construction, and operation of the Partnership's candle manufacturing facility, including without limitation compliance with all applicable federal, state, and other laws, rules, and regulations.

         5.5 OTHER BUSINESSES AND UNDERTAKINGS. Each Partner understands that the other Partner and its Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not related to the Partnership's business. Each Partner also understands that the conduct of the business of the Partnership may involve business dealings with such other businesses or undertakings. The Partners hereby agree that the creation of the Partnership and the assumption by each of the Partners of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other businesses and undertakings and to receive and enjoy profits or compensation therefrom, and each Partner waives any rights it might otherwise have to share or participate in such other businesses and undertakings of the other Partner or its Affiliates. The Partners may engage in or possess any interest in any other business venture of any nature or description independently or with others, and neither the Partnership nor the other Partner shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom. Each Partner shall give notice to the other Partner and the Partnership of its interest, or the interest of any of its Affiliates, in any other business or undertaking that proposes to enter into any business transactions with the Partnership.

         5.6     SCOPE OF AUTHORITY; INDEMNIFICATION.

                 (a)      Partners.

                          (i)     Neither of the Partners shall, without the
consent of the Management Committee, take any action on behalf of or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership, except as expressly provided for in this Agreement. Each Partner shall indemnify and hold harmless the Partnership as well as the other Partner and its Affiliates, directors and officers from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, penalties, and costs and expenses (including but not limited to reasonable attorneys' fees) (collectively, "Damages") (1) arising out of or relating to, directly or indirectly, in whole or in part, any breach of the foregoing provisions by such Partner or its Affiliates or (2) in the case of Miracle, arising out of or relating to, directly or indirectly, in whole or in part, the design, construction, and operation of the Partnership's candle manufacturing facility to be constructed in Laredo, Texas, including without limitation any violation or failure to comply with any federal, state or other governmental law, rule or regulation.

                          (ii)    Except as otherwise expressly provided herein
(including, without limitation, the provisions of paragraph (i) of this Section 5.6(a), each Partner agrees to contribute to the satisfaction of any Damages, and to indemnify and hold harmless the other Partner from and against such Damages in an amount equal to its Percentage Interest multiplied by the total amount of such Damages, if such Damages are attributable to any debt, liability, or obligation of the Partnership that the Partnership is unable to satisfy and in respect of which a Partner is liable by virtue of its status as a Partner.

                 (b)      Management Committee, Officer, and Employee
Indemnities.

                          (i)     The Partnership shall indemnify each officer
of the Partnership and each member of the Management Committee (each an "Indemnified Person"), made or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a member of the Management Committee or is or was an officer of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                          (ii)    Any indemnification under subparagraph (i) of
this Section 5.6(b) (unless ordered by a court) shall be made by the Partnership only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the member of the Management Committee or the officer has met the applicable standard of conduct set forth in subparagraph (i) of this Section 5.6(b). Such determination shall be made (1) by the Management Committee by a majority vote of a quorum consisting of members who were not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested members so directs, by independent legal counsel in a written opinion, or (3) by the Partners.

                          (iii)   Expenses incurred by any Indemnified Person
in defending a civil or criminal action, suit, or proceeding may be paid by the Partnership in advance of the final disposition of such action, suit, or proceeding as authorized by the Management Committee in the specific case upon receipt of an undertaking by or on behalf of such member or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Partnership as authorized herein.

                          (iv)    The indemnification provided by this Section
5.6(b) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement of the Partnership, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to an individual who has ceased to be a member of the Management Committee or an officer of the Partnership and shall inure to the benefit of his or her heirs, executors, and administrators.

                          (v)     The Partnership shall have the power to
purchase and maintain insurance on behalf of any individual who is or was a member of the Management Committee or an officer of the Partnership, or is or was serving at the request of the Partnership as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such.

                          (vi)    For purposes of this Section 5.6, references
to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to "serving at the request of the Partnership" shall include any service as a member of the Management Committee or as an officer of the Partnership which imposes duties on, or involves services by, such member or such officer with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Partnership" as referred to in this Section 5.6.

                                   ARTICLE VI
                           SALE, TRANSFER OR MORTGAGE


         6.1     GENERAL.

                 (a) Transfer Restrictions and Procedures. Each of the Partners agrees that it will not, directly or indirectly (through the sale, transfer, pledge, hypothecation, or other disposition of any capital stock of any subsidiary then owning any Partnership Interest as permitted by subparagraph (iv) of this Section 6.1(a) or otherwise), sell, transfer, pledge, hypothecate, or otherwise dispose of all or any part of its Partnership Interest, without the prior written consent of the other Partner, which consent may be given or withheld in the sole discretion of such other Partner. Each of the Partners further agrees that it will not, directly or indirectly (through the sale, transfer, pledge, hypothecation, or other disposition of any capital stock of any subsidiary then owning any Partnership Interest as permitted by subparagraph (iv) of this Section 6.1(a) or otherwise), sell or otherwise dispose of all or any part of its Partnership Interest, except in accordance with the following procedures:

                          (i)     Either Partner (the "Initiating Partner")
wishing to dispose of not less than all of its Partnership Interest, shall give written notice thereof (the "Transfer Notice") to the other Partner (the "Receiving Partner") specifying the cash purchase price (stated in terms of price per each 1% of the total Percentage Interest to be sold) at which it is willing to effect such disposition.

                          (ii)    Not later than 90 days following receipt of
the Transfer Notice, the Receiving Partner shall notify the Initiating Partner in writing (the "Response Notice") of its election to either (A) purchase the Initiating Partner's entire Partnership Interest at the cash purchase price (stated in terms of price per each 1% of the total Percentage Interest to be purchased) specified in the Transfer Notice, or (B) sell to the Initiating Partner the Receiving Partner's entire Partnership Interest at a cash purchase price equal to the same price per each 1% of the total Partnership Interest to be sold as set forth in the Transfer Notice. A failure by the Receiving Partner to deliver a Response Notice shall be deemed to be a Response Notice to purchase the Initiating Partner's entire Partnership Interest at the cash purchase price set forth in the Transfer Notice, given on the 90th day following receipt of the Transfer Notice. The Response Notice shall be irrevocable and shall be binding upon the Initiating Partner and the Receiving Partner.

                          (iii)   The closing of the purchase of any
Partnership Interest in accordance with the Response Notice shall take place within 90 days after receipt (or deemed receipt) of such

Response Notice. The time and date of such closing shall be specified in the Response Notice furnished pursuant to subparagraph (ii) of this Section 6.1(a). If a Response Notice is deemed to have been given pursuant to such subparagraph
(ii), the closing shall take place at 10:00 a.m., Central Time, on the 120th day following receipt of the Transfer Notice. At the closing, the Partner that is purchasing the Partnership interest shall pay the purchase price therefor by delivering to the Partner that is selling the Partnership Interest, Federal or other immediately available funds to the order of such selling Partner. Concurrently with the delivery of such purchase price, the Partner that is selling the Partnership interest shall execute or cause to be executed such instruments of transfer as shall be sufficient to fully vest such Partnership Interest in the other Partner. The closing shall take place at the principal executive office of the Partnership or at such other place as may be mutually agreed upon by the Partners.

                          (iv)    Notwithstanding anything to the contrary in
this Section 6.1(a), either Partner, subject to the prior written consent of the other Partner, which consent shall not be unreasonably withheld, shall be entitled to transfer its entire Partnership Interest to a wholly owned subsidiary of such Partner, provided that such subsidiary agrees in writing to be bound by the terms of this Agreement to the same extent as if it were originally a party hereto and provided further that the Partner so assigning or transferring such Partnership Interest shall guarantee the performance of the obligations of said wholly owned subsidiary.

                 (b) Distributions and Allocations in Respect of Transferred Partnership Interests. If any Partnership Interest is transferred during any fiscal year in compliance with the provisions of this Article VI, Profits, Losses, and all other items attributable to the transferred interest for such period shall be allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706 of the Code, using any conventions permitted by law and selected by the Management Committee. All distributions on or before the date of the transfer shall be made to the transferor. Solely for purposes of making such allocations and distributions, the Partnership shall recognize the transfer not later than the end of the calendar month during which it is given notice of the transfer; provided, however, that if the Partnership does not receive a notice stating the date the Partnership Interest was transferred and such other information as the General Partner may reasonably require within 30 days after the end of the fiscal year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the fiscal year during which the transfer occurs, was the owner of the Partnership Interest. Neither the Partnership nor any Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.1(b), whether or not any Partner or the Partnership has knowledge of any transfer of ownership of any Partnership Interest.

                                  ARTICLE VII
                            DEFAULT AND DISSOLUTION

         7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of the Partner with respect to which such event occurs:

                          (i)     the failure by a Partner to make a Capital
Contribution, Additional Contribution or Partnership Loan to the Partnership as required pursuant to the provisions of Sections 3.1, 3.2 and 3.3, respectively, and such failure has not been remedied with 10 days following receipt of notice of such failure from the other Partner;

                          (ii)    the violation by a Partner of any of its
obligations under Article VI of this Agreement, and such violation has not been remedied within 30 days following the receipt of notice of such violation from the other Partner;

                          (iii)   the institution by a Partner of proceedings
of any nature under any laws of the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Partner is seeking relief as debtor;

                          (iv)    a general assignment by a Partner for the
benefit of creditors;

                          (v)     the institution by a Partner of a case or
other proceeding under any section or chapter of the federal Bankruptcy Code as now existing or hereafter amended or becoming effective;

                          (vi)    the institution against a Partner of a case
or other proceeding under any section or chapter of the federal Bankruptcy Code as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed, or discharged within a period of 60 days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

                          (vii)   a proposed plan of arrangement or other
action by a Partner's creditors taken as a result of a general meeting of the creditors of such Partner;

                          (viii)  the appointment of a receiver, custodian,
trustee or like officer, to take possession of assets having a value in excess of $1,000,000 of a Partner if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by said Partner of its obligations under this Agreement; which receivership remains undischarged for a period of 30 days from the date of its imposition;

                          (ix)    the admission by a Partner in writing of its
inability to pay its debts as they mature;

                          (x)     the attachment, execution, or other judicial
seizure of all or any substantial part of a Partner's assets or of a Partner's Partnership Interest, or any part thereof, such attachment, execution, or seizure being with respect to an amount not less than $1,000,000 and remaining undismissed or undischarged for a period of 15 days after the levy thereof, if the occurrence of such attachment, execution, or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by such Partner of its obligations under this Agreement; provided, however, that said attachment, execution, or seizure shall not constitute an Event of Default hereunder if such Partner posts a bond sufficient to fully satisfy the amount of such claim or judgment within 15 days after the levy thereof and the Partner's assets are thereby released from the lien of such attachment; and

                          (xi)    a material default in performance of or
failure to comply with any other material agreements, obligations, or undertakings of a Partner contained in this Agreement, and such default has not been cured within 30 days upon the receipt of notice of such default from the other Partner (provided, however, that such 30-day period shall be extended for a reasonable additional period of time if necessary to remedy such default if such remedy is commenced during such 30-day period and is being pursued continuously and diligently).

         7.2 CAUSES OF TERMINATION OR DISSOLUTION. The Partnership shall be terminated or dissolved only if:

                 (a) an Event of Default has occurred and the Non-Defaulter elects to terminate or dissolve the Partnership as provided in
Section 7.3:

                 (b) the Partners mutually agree to terminate or dissolve the Partnership; or

                 (c) the Partnership by its terms, as set forth in this Agreement, is terminated.

         7.3     ELECTION OF NON-DEFAULTER.

                 (a) Purchase of Defaulter's Interest. Upon the occurrence of any Event of Default by either Partner ("Defaulter"), the other Partner (a "Non-Defaulter") shall have the right to acquire the entire Partnership Interest of the Defaulter for cash, except as provided in Section 7.3(b), at a price determined pursuant to the appraisal procedure set forth in
Article VIII. In furtherance of such right, the Non-Defaulter may notify the Defaulter at any time following an Event of Default of its election to institute the appraisal procedure set forth in Article VIII. Upon receipt of notice of determination of the net fair market value of the Defaulter's Partnership Interest, the Non-Defaulter may notify the Defaulter of its election to purchase the entire Partnership Interest of the

Defaulter. Notwithstanding the foregoing, in the case of an Event of Default specified in subparagraph (ii) of Section 7.1(a), nothing herein shall be construed to limit the right of the Non-Defaulter to seek specific performance of the Defaulter's obligations under Article VI of this Agreement.

                 (b) Closing. The closing of any purchase pursuant to this Section 7.3 shall take place at the principal office of the Partnership, unless otherwise mutually agreed by the Partners, on a date specified by the Non- Defaulter that is not less than 10 days following receipt of notice of determination of the net fair market value of the Defaulter's Partnership Interest pursuant to Article VIII. Upon the closing of such purchase, the Non-Defaulter may elect to offset against the purchase price the amount of any loss, damage, or injury, the amount of which has been established by a final nonappealable judgment, caused to it by the Event of Default.

                 (c) Election to Dissolve. If the Non-Defaulter does not elect to acquire the entire interest of the Defaulter as set forth in Section 7.3(a), the Non-Defaulter may elect to dissolve and terminate the Partnership pursuant to Section 7.2 by written notice to the Defaulter. The right of the Non-Defaulter to institute the procedures for purchase of the Defaulter's Partnership Interest as set forth in this Section 7.3 shall continue until such Non- Defaulter elects to exercise its right to terminate the Partnership as provided in this Section 7.3(c).

         7.4     PROCEDURE IN DISSOLUTION AND LIQUIDATION.

                 (a) Winding Up. Upon any dissolution of the Partnership pursuant to Section 7.2, the Partnership shall immediately commence to wind up its affairs and the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership.

                 (b) Management Rights During Winding Up. During the period of the winding up of the affairs of the Partnership, the rights and obligations of the Partners set forth herein with respect to the management of the Partnership shall continue. For purposes of winding up, the Management Committee shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Partnership assets; provided that if the termination of the Partnership results from an Event of Default, the Defaulter whether directly or through its representatives on the Management Committee, shall have no further right to participate in the management or affairs of the Partnership or to attend Management Committee meetings or vote on decisions by the Management Committee, but shall nonetheless be bound by all decisions made by the Non-Defaulter. Each Partner hereby waives any claims it may have against the Non-Defaulter that may arise out of the management by the Non-Defaulter of the Partnership after the Event of Default, so long as the Non-Defaulter acts in good faith.

                 (c)      Allocation of Profits and Losses.

                          (i)     Profits and Losses of the Partnership
following the date of dissolution shall be determined in accordance with the provisions of this Agreement and shall be credited or charged to the Capital Accounts of each Partner in the same manner as Profits and Losses of the Partnership would have been credited or charged if there were no termination, dissolution, and liquidation of the Partnership.

                          (ii)    For tax purposes, any taxable gain or any
loss upon the sale, transfer, or other disposition of Partnership assets following the date of dissolution shall be allocated to the Partners in accordance with the allocation of profits and losses set forth in subparagraph
(i) of this Section 7.4(c).

                 (d) Distributions in Liquidation. The assets of the Partnership shall be applied or distributed in liquidation in the following order of priority; provided, however, that if a Partner shall have a negative balance in its Capital Account, such Partner shall immediately, and prior to any distributions made pursuant to this Section 7.4(d), pay to the Partnership in cash for distribution as provided in this Section 7.4(d) an amount equal to the negative balance in said Partner's Capital Account:

                          (i)     In payment of debts and obligations of the
Partnership; and

                          (ii)    To the Partners in payment of any positive
balances remaining in their Capital Accounts as provided in Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, provided however, that the Management Committee may place in escrow a reserve of cash or other assets of the Partnership for payment of contingent liabilities in an amount determined by the Management Committee to be appropriate for such purposes.

                 (e)      Non-Cash Assets.

                          (i)      Every reasonable effort shall be made to
dispose of the assets of the Partnership so that all distributions may be made to the Partners in cash. Notwithstanding the foregoing, the Partners agree that, in the event of liquidation, the particular patents, patent applications, trademarks, and trade names contributed to the Partnership shall be distributed to the Partner that contributed such patents, patent applications, trademarks, or trade names, and shall be valued at an amount equal to the then current Gross Asset Value of such patents, patent applications, trademarks, or trade names, as determined by the Management Committee.

                          (ii)    If the Partnership makes distributions in
kind to the Partners in connection with the liquidation of the Partnership, for purposes of determining the Capital Account balances of the Partners, the Partnership shall be deemed to have sold the assets to be distributed in kind to a third party for cash at their Gross Asset Value, as determined by the Management Committee.

         7.5 DISPOSITION OF DOCUMENTS AND RECORDS. All documents and records of the Partnership including, without limitation, all financial records, vouchers, canceled checks, and bank statements, shall be delivered to HIGI upon termination of the Partnership. Unless otherwise approved by the other Partner, HIGI shall retain such documents and records for a period of not less than seven years and shall make such documents and records available during normal business hours to the other Partner for inspection and copying at the other Partner's cost and expense. If either Partner for any reason ceases as provided herein to be a Partner at any time prior to termination of the Partnership, and the Partnership is continued without the such Partner, the other Partner shall maintain the then-existing documents and records of the Partnership for a period of not less than seven years thereafter; provided, however, that if there is an audit or threat of audit, such documents and records shall be retained until the audit is completed and any tax liability finally determined. All documents and records as maintained shall be available for inspection, examination and copying by the withdrawing Partner upon reasonable notice and at reasonable times.

                                  ARTICLE VIII
                                   APPRAISAL

                 Whenever Article VII provides for the valuation of a Partnership Interest to be purchased or sold, the Partners Interest shall first attempt to agree upon the "net fair market value" of the Partnership Interest to be purchased or sold. The "net fair market value" of the Partnership Interest shall mean the cash price at which a sophisticated purchaser would purchase, and a sophisticated seller would sell, such Partnership Interest, (a) with neither party being under any compulsion to effect such transaction, (b) with both parties being reasonably informed as to all material facts and (c) after application of any appropriate lack of marketability and minority interest discounts.

                 If the Partners are unable to mutually agree upon the net fair market value of the Partnership Interest to be sold or purchased within 10 days of the date the appraisal procedure of this Article VIII is instituted as provided in this Agreement, the Partners shall then attempt to agree upon the appointment of three disinterested appraisers who shall be members of the American Institute of Appraisers. If the Partners are unable to agree upon the selection of three appraisers within 20 days of the date the appraisal procedure is instituted as provided in this Agreement, then each Partner shall, within five days thereafter, select a single appraiser so qualified and such two appraisers shall select a third appraiser so qualified. Each appraiser so selected shall furnish the Partners with a written appraisal within 30 days of his selection, setting forth his determination of the net fair market value of the Partnership Interest to be purchased or sold. The average of the two closest valuations of such appraisers shall be treated as the net fair market value of the Partnership Interest to be purchased or sold and such amount shall be final and binding on the Partners. The cost of the appraisal shall be an expense of the Partnership, except that if the appraisal is instituted pursuant to Section 7.3(a), the cost shall be at the expense of the Defaulter.


                                   ARTICLE IX
                               FINANCIAL MATTERS

         9.1     BOOKS, RECORDS, ACCOUNTING, AND REPORTS.

                 (a) Records and Accounting. The Treasurer of the Partnership shall keep or cause to be kept appropriate books and records with respect to the Partnership's business, which shall at all times be kept at the principal office of the Partnership or such other office as the Management Committee may designate for such purpose. The books of the Partnership shall be maintained for financial reporting purposes on the accrual basis using generally accepted accounting principles, or on the cash basis, as the Management Committee shall determine in its sole discretion, in accordance with applicable law.

                 (b) Fiscal Year. The fiscal year of the Partnership for tax and accounting purposes shall be the calendar year unless otherwise determined by the Management Committee and allowable under the Code.

         9.2     TAX MATTERS.

                 (a) Preparation of Tax Returns. The Treasurer of the Partnership shall arrange for the preparation and timely filing of all returns of Partnership income, gain, loss, deduction, credit, and other items necessary for federal, state, and local income tax purposes and shall use all reasonable efforts to furnish to the Partners within 10 days after the Partnership returns are filed the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization, and recognition of income, gain, loss, deduction, credit, and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the Management Committee shall determine.

                 (b) Tax Elections. Except as otherwise provided herein, the Management Committee shall determine whether to make any available tax election.

                 (c) Tax Controversies. Subject to the provisions hereof, HIGI is designated the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code), and is authorized and required to represent the Partnership, at the Partnership's expense, in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Miracle shall cooperate with HIGI and do or refrain from doing any or all things reasonably requested by

HIGI to conduct such proceedings. Miracle may participate in such administrative proceedings at the Partnership level, but any expenses incurred by Miracle in connection therewith shall not be deemed a Partnership expense, but shall be paid by Miracle.

                                   ARTICLE X
                               GENERAL PROVISIONS

         10.1    NOTICES.

                 (a) Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):


         If to HIGI, to:                     Home Interiors and Gifts, Inc.
                                             4550 Spring Valley Road
                                             Dallas, Texas 75244
                                             Attention: Donald J. Carter, Jr.
                                             Telecopier: (972) 386-1008

         With a copy (which shall
         not constitute notice) to:          Gardere & Wynne, L.L.P.
                                             1601 Elm Street, Suite 3000
                                             Dallas, Texas 75201
                                             Attention: Alan J. Perkins
                                             Telecopier:  (214) 999-4667

         If to Miracle, to:                  Miracle Candle Company
                                             3100 Guadalupe Street
                                             Laredo, Texas 78043
                                             Attention: Jorge Garcia
                                             Telecopier: (956) 722-6741

                 (b) Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when the confirmation is received, if telecopied; and three business days after mailing if sent by registered or certified mail.

         10.2 TITLES AND CAPTIONS. All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend, or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

         10.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

         10.4 FURTHER ACTION. The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

         10.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

         10.6 INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

         10.7 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

         10.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition. Each Partner expressly waives any right that he might have to require a partition of any Partnership property or a dissolution of the Partnership, except as otherwise provided in this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

         10.10 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law. The Partners acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable in Dallas, Dallas County, Texas. If any action is brought to enforce or interpret this Agreement, venue for such action shall be in Dallas County, Texas, and each Partner expressly agrees to the personal jurisdiction and venue of the federal and state courts located in Dallas County, Texas.

         10.11 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under that provision, but only to the extent that it is illegal, unenforceable, or void. It is the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         10.12 AMENDMENT. This Agreement may not be amended, altered, or modified, except by a writing signed by a duly authorized representative of both Partners.

         10.13 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the Partners and any prior understanding and agreements between them respecting the subject matter of this Agreement.

         10.14   CONFIDENTIAL INFORMATION.    All confidential information
which each of the Partners may obtain during the term of this Agreement relating to the financial condition, results or operations, business, properties, assets, liabilities, or future prospects of the Partnership or of any customer or supplier of the Partnership, shall not be published, disclosed, or made accessible by either Partner or any of its personnel, representatives, or agents to any other Person either during or after the term of this Agreement or used by either Partner, except for the benefit of the Partnership. Each Partner agrees that, upon termination of its status as a Partner, all documents, records, notebooks, manuals, and similar repositories containing any information regarding the business of the Partnership and its customers and prospects, including all copies thereof, then in its possession, whether prepared by it or others, will be the property of the Partnership and will be left with or returned to the Partnership.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 14, 1998.


                              HOME INTERIORS & GIFTS, INC.


                              By: /s/ Donald J. Carter, Jr.
                                 --------------------------------------------

                              Title: CEO
                                    -----------------------------------------


                              MIRACLE CANDLE COMPANY


                              By: /s/ Richard Garcia
                                 --------------------------------------------

                              Title: President
                                    -----------------------------------------

                                   EXHIBIT A


Partner                                            Percentage Interest
-------                                            -------------------
HIGI                                                      60%

Miracle                                                   40%

                                   EXHIBIT B

                       DESCRIPTION OF PROPERTY INITIALLY
                          CONTRIBUTED BY THE PARTNERS


1.       Contributed by HIGI:

         (a)     $3,088,920 in cash

         (b)     Equipment:

                 HI COST @ 60%                                 $3,624,247

                 EQUIPMENT FROM HI

                     Candle Conveyor Line                      $  148,450
                     4 - 12,000 gal Storage Tanks              $   70,399
                     6 - 500 gal Stainless Steel Tanks         $   42,713
                     Wick Coater & Wick Sustainer              $   36,512
                     Wick Machine                              $   18,621
                     Boiler & Equipment                        $   34,455
                     Geneve Drive Index Machine                $    4,245
                     Label Conveyor                            $    2,332
                     Hot Melt Glue Machine                     $    4,896
                     Label Applicator                          $    7,219
                     Stretchwrap Machine                       $   11,048
                     200' of Conveyor Frames                   $    6,629
                     Dryer Unit                                $    5,674
                     Steam, Wax Lines, Hook up                 $   80,082
                     Catwalk, frame & stairs                   $   15,725
                     Pack Off Conveyor                         $    2,052
                     Pipe for Air Lines                        $    1,417
                     4 - Used Stainless Steel Tanks            $    1,125
                     Painting 200' of Conveyor Frame           $      540
                     Parts & Motors for conveyor equipment     $   41,193
                 Total Equipment Cost                          $  535,327

2.       Contributed by Miracle:

         (a)     $2,416,165 in cash

         (b) Non-exclusive, paid-up licenses covering all formulas and other proprietary information now owned by Miracle relating to its candle making operations.

         (c) Non-exclusive, paid-up licenses covering all computer software developed by Miracle and used in its candle making operations.